COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS PREMIER STATE MUNICIPAL BOND FUND, MASSACHUSETTS
SERIES CLASS A SHARES AND THE LEHMAN BROTHERS
MUNICIPAL BOND INDEX

EXHIBIT A:


                                          DREYFUS PREMIER STATE
 PERIOD         LEHMAN BROTHERS           MUNICIPAL BOND FUND,
                MUNICIPAL                 MASSACHUSETTS SERIES
                BOND INDEX *              (CLASS A SHARES)

5/28/87          10,000                     9,552
4/30/88          10,929                     9,403
4/30/89          11,905                    10,523
4/30/90          12,762                    11,100
4/30/91          14,229                    12,347
4/30/92          15,581                    13,621
4/30/93          17,553                    15,411
4/30/94          17,932                    15,731
4/30/95          19,124                    16,631
4/30/96          20,644                    17,577
4/30/97          22,014                    18,821

*Source: Lehman Brothers